Exhibit 99.1

NEWS RELEASE

Contacts:	Alan Krenek, Chief Financial Officer

Basic Energy Services, Inc.

817-334-4100

FOR IMMEDIATE RELEASE

Jack Lascar/Sheila Stuewe

Dennard-Lascar Associates

713-529-6600

BASIC ENERGY SERVICES ANNOUNCES RETIREMENT OF

PRESIDENT AND CEO KENNETH HUSEMAN AT THE END OF

2013 – THOMAS M. “ROE” PATTERSON NAMED SUCCESSOR

FORT WORTH, TX — March 25, 2013 — Basic Energy Services, Inc. (NYSE: BAS) announced today that Ken Huseman, President and CEO, intends to retire at the end of 2013. As part of a planned leadership succession process, the Board of Directors intends to appoint Roe Patterson, currently Senior Vice President and Chief Operating Officer of Basic Energy Services, to succeed Mr. Huseman as President and Chief Executive Officer of the company, on or about January 1, 2014. Mr. Huseman is expected to remain a member of the Board of Directors and it is anticipated that Mr. Patterson will be appointed to the Board of Directors on or about the effective date of his appointment as President and CEO.

Steve Webster, Chairman of the Board, stated, “The Board of Directors is truly appreciative of Ken’s leadership of this company for more than 14 years. Ken has led the transformation and growth of Basic Energy Services into one of the most successful players in the well servicing industry with a core strategy of building strong local operating capability supported by a lean, professional corporate structure. Ken has guided the company through an incredible period of change and growth and has done so with utmost integrity and a sharp focus on creating value for our customers, shareholders and employees.”

Mr. Webster continued, “The Board takes its responsibilities regarding CEO succession very seriously and Ken has done a superb job in working closely with the Board to identify and prepare Roe Patterson as his successor. We are delighted to have an individual of Roe’s caliber and experience to lead Basic Energy Services into the future. He has been an active partner in achieving our recent growth and operational success and has the complete endorsement and support of the Board.”

Ken Huseman added, “Roe is a proven leader, and has been an integral part of Basic’s growth and performance since he joined the company in 2006. In addition to an excellent track record as a commercial and operational manager, Roe possesses strong industry expertise, market insight and understanding of our customers’ needs. His appointment is the culmination of a thoughtful and deliberate succession planning process. During his tenure to date as Senior Vice President and Chief Operating Officer, Roe has had a positive impact on the business and the Board looks forward to working with him to ensure the continued success and growth of Basic Energy Services in the years ahead.”

Mr. Huseman went on to say, “I am extremely proud of Basic’s entire organization which has allowed us to build the company we have today. The management team, which I believe is second-to-none in the industry, allows me to retire with the confidence the company will continue to thrive in this cyclical and challenging environment.”

Roe Patterson said, “Basic Energy Services is a dynamic service company dedicated to the success of our employees, customers and shareholders with its commitment to superior execution in the field. I have enjoyed being part of this team and the growth achieved over the last several years. We have an exceptionally strong management team at the local, regional and corporate levels to continue building on the footprint and capabilities we’ve established. I am very excited about the future of the company and would like to thank Ken and the entire Board for their trust and support.”

Mr. Patterson has 18 years of related industry experience. He has been Basic’s Senior Vice President and Chief Operating Officer since March 2011 and Senior Vice President of Rig and Truck operations since September 2008. Prior to that, he has held positions of increasing levels of responsibility within Basic since he joined the company in February 2006. Prior to joining Basic, he was president of his own manufacturing and oilfield service company, TMP Companies, Inc., from 2000 to 2006. He was a Contracts/Sales Manager for the Permian Division of Patterson Drilling Company from 1996 to 2000. He was in Engine Sales for West Texas Caterpillar from 1995 to 1996. Mr. Patterson graduated with a Bachelor of Science degree from Texas Tech University.

ABOUT BASIC ENERGY SERVICES

Basic Energy Services provides well site services essential to maintaining production from the oil and gas wells within its operating area. The company employs more than 5,600 employees in more than 100 service points throughout the major oil and gas producing regions in Texas, Louisiana, Oklahoma, New Mexico, Arkansas, Kansas and the Rocky Mountain and Appalachian regions. Additional information on Basic Energy Services is available on the Company’s website at http://www.basicenergyservices.com.

Safe Harbor Statement:

Statements made in this press release may include forward-looking statements and projections made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Basic has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release, including our ability to successfully execute, manage and integrate acquisitions, reductions in our customers’ capital budgets, our own capital budget, limitations on the availability of capital or higher costs of capital, and lower commodity prices. While Basic makes these statements and projections in good faith, neither Basic nor its management can guarantee that the transactions will be consummated or that anticipated future results will be achieved. Basic assumes no obligation to publicly update or revise any forward-looking statements made herein or any other forward-looking statements made by Basic, whether as a result of new information, future events, or otherwise.

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